Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

www.denmarkstate.com

News Release

FOR IMMEDIATE RELEASE: January 2, 2013

CONTACT: John P. Olsen, CEO and President of Denmark Bancshares, Inc.

Phone: (920) 863-2161

Shareholders of Denmark Bancshares, Inc. Approve Going Private Transaction

Jack Olsen, CEO and President of Denmark Bancshares, Inc. ("DBI") announced the voting results of DBI's Special Meeting of Shareholders held on December 27, 2012. Approximately 68% of the shares outstanding voted at the Special Meeting. About 94% of the votes cast were in favor of amending the articles of incorporation to create two Classes of Common Stock and to reclassify shareholders with 15 or more shares into Class A shares and those with fewer into Class B shares. The rights of Class A shareholders remain unchanged. Class B shares are non-voting in most circumstances. Class A and Class B common stock will receive the same dividend and both classes of shareholders are eligible to attend the annual meeting.

There are 861 Class A shareholders and 734 Class B shareholders as of the reclassification date.

As long as DBI has fewer than 2,000 shareholders in each class, the company will not have to be registered under U.S. securities laws and subject to public reporting requirements of the SEC.

This transaction, known as a going private transaction, means that DBI filed a deregistration application with the U.S. Securities and Exchange Commission and thereby relieves the burden of the SEC reporting and filing requirements in 90 days.  "This allows DBI to save approximately $126,000 annually on filing costs with the U.S. Securities and Exchange Commission", said Jack Olsen.

Mr. Olsen said that "we receive little benefit from being a public company but incur significant annual expense to meet the public company reporting requirements.  Additionally there is little trading volume with our stock. The recurring expense and burden of our SEC reporting requirements are not cost efficient." Olsen also stated that "operating as a non-SEC reporting company will reduce the burden on our management and employees that arises from the increasingly stringent SEC reporting requirements, thus allowing management and our employees to focus more of their attention on our core business."

Shareholders will be notified in the near future on the procedures for exchanging their existing common stock certificates for Class A and Class B shares, respectfully.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  DBI reported total assets of $430 million as of September 30, 2012. Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in Brown and Manitowoc Counties in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation. For more information about Denmark State Bank, visit www.denmarkstate.com.